EXHIBIT 23



                         INDEPENDENT AUDITOR'S CONSENT


To the Board of Director's and Stockholders
Fidelity Dividend Capital, Inc.
Queensbury, New York


We consent to the use in this Prospectus of Fidelity Dividend Capital, Inc. of our report of Fidelity Dividend Capital, Inc. for the period from date of inception (August 13, 2003) to March 31, 2004 dated April 1, 2004.


/S/ ROTENBERG & CO., LLP
---------------------------
Rotenberg & Company, LLP
Rochester, New York
April 1, 2004